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Exhibit 10.29

Comfort Systems USA, Inc.
Change in Control Agreement

        This Change in Control Agreement (this "Agreement") by and among Comfort Systems USA, Inc., a Delaware corporation (the "Company"), and [EMPLOYEE'S NAME] ("Employee") is hereby entered into and effective as of the        day of                      , 20    .

R E C I T A L S

        A.    The Company recognizes that during Employee's service with the Company the possibility of a change in control of the Company may arise and that such possibility, and the uncertainty it may create, may result in the departure or distraction of Employee to the detriment of the Company and its shareholders.

        B.    The Company desires to provide the benefits set forth in this Agreement to help assure the Company of the continuation of Employee's service and to encourage Employee's attention and dedication to Employee's assigned duties without distraction in circumstances arising from the possibility of a change in control, and Employee desires to evidence his or her acceptance of such benefits.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, it is hereby agreed as follows:

A G R E E M E N T S

        1.    DEFINED TERMS.    In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings set forth below:

          (a)   "Beneficial Ownership" and its derivatives are defined in Section 13(d) of the Securities Exchange Act of 1934, as amended.

          (b)   "Cause" means (i) Employee's gross negligence in the performance of or intentional nonperformance of any of Employee's material duties and responsibilities; (ii) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of Company or any of its subsidiaries or affiliates which materially and adversely affects the operations or reputation of Company or any of its subsidiaries or affiliates; (iii) Employee's conviction of a felony crime; (iv) Employee's confirmed positive illegal drug test result; (v) confirmed sexual harassment by Employee; or (vi) Employee's material and willful violation of the Company's Corporate Compliance Policy Standards and Procedures Regarding Business Practices.

          (c)   A "Change in Control" shall be deemed to have occurred if:

              (i)  any person (including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and more than one person acting as a group), other than the Company, or an employee benefit plan of the Company, or any entity controlled by either, acquiring directly or indirectly the Beneficial Ownership of any voting security of the Company if immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of the Company, provided that if any one person, or more than one person acting as a group, owned more than 50% of the total fair market value or total voting power of Company stock as of the date of this Agreement, the acquisition of additional stock by the same person or persons shall not be deemed to be a Change in Control;

             (ii)  the date a majority of the following individuals are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors before the date of the appointment or election: (A) the individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Original Directors"); (B) the individuals who thereafter are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election); and (C) the individuals who are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election); or

            (iii)  any one person, or more than one person acting as a group, acquiring (or who has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of the assets of the Company immediately before such acquisition or acquisitions.

          (d)   "Good Reason" means (i) Employee is demoted to a position of materially less stature or importance within the Company which reflects a material diminution in Employee's authority, duties, or responsibilities or a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, or (ii) the Company breaches this Agreement in any material respect; provided, in either case, that the Employee provides notice to the Company of the existence of the condition described in (i) or (ii) within 90 days of the initial existence of the condition, and the Company has had at least 30 days to remedy the condition.

        2.    TERM.    The term of this Agreement will begin on the date hereof and continue in full force and effect as long as Employee remains in his or her current position with the Company or any other position of equal or higher grade; provided that this Agreement shall terminate and cease to be in full force and effect upon Employee giving notice of his or her intent to terminate employment with the Company for any reason other than Good Reason, whether by retirement, early retirement, or otherwise.

        3.    CHANGE IN CONTROL.

          (a)   Employee must be notified in writing by Company or any of its subsidiaries or affiliates at any time that either Company or any of its subsidiaries or affiliates anticipates that a Change in Control may take place.

          (b)   Upon a Change in Control, the following shall apply, provided that Employee satisfies the condition specified in Section 3(c) below:

              (i)  if Employee is terminated by Company without Cause at any time during the 12 months immediately following the closing of the transaction giving rise to the Change in Control, or Employee terminates his or her employment with the Company for Good Reason at any time during the 12 months immediately following the closing of the transaction giving rise to the Change in Control, Employee shall be entitled to receive in a lump-sum payment, due within 60 days after the effective date of termination (or in the case of any amount determined with reference to the annual bonus for the year of termination, as soon as practicable after such bonus is determined), the amount equal to the greater of (A) his or her annual base salary then in effect plus bonus (bonus being the average of the prior three years' bonuses paid to Employee or the current annual incentive bonus payable determined pursuant to the goals and objectives established for such bonus, whichever is greater) times [FACTOR]; or (B) his or her annual base salary in effect immediately prior to the closing of the transaction giving rise to the Change in Control plus bonus (bonus being the average of the prior three years' bonuses paid to Employee or the current annual incentive bonus payable determined following completion of the annual bonus period pursuant to the goals and objectives established for such bonus, whichever is greater) times [FACTOR]; provided, however, if the 60-day period covers two calendar years, the payment will be made in the second calendar year;

             (ii)  notwithstanding anything to the contrary herein, if at the time of the Employee's separation from service with the Company the Employee is a "specified employee," as defined below, any and all amounts payable under this Agreement in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), as determined by the Company in its reasonable discretion, and that would (but for this clause) be payable to the Employee within the six months immediately following the date of such separation from service, shall instead be paid on the date that follows the date of such separation from service by six months (or, if earlier, the date of the Employee's death); provided, that for purposes of the preceding, "separation from service" shall be determined in a manner consistent with Section 409A(a)(2)(A)(i) of the Codeand the term "specified employee" shall mean an individual determined by the Company to be a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code; and

            (iii)  notwithstanding anything herein to the contrary, if Employee is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company and/or such person(s) will be $1.00 less than three (3) times Employee's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times Employee's base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee's excise tax liabilities under Section 4999 of the Code.

          (c)   As a condition to receipt of the benefits specified in Section 3(b) above, Employee will execute and deliver a release of claims in a form provided by the Company (which will include a release of all claims against the Company, its affiliates, and all related parties) and any applicable revocation period will have lapsed without revocation.

        4.    BINDING EFFECT.    This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. In the event any Successor (as defined below) does not assume this Agreement by operation of law, the Company will seek to have such Successor, by agreement in form and substance satisfactory to Employee, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. If there has been a Change in Control prior to, or if a Change in Control will result from, any such succession, then failure of the Company to obtain at Employee's request such agreement prior to or upon the effectiveness of any such succession (unless assumption occurs by operation of law) shall constitute Good Reason for termination by Employee of his or her employment. "Successor" means any Person that succeeds to, or has the ability to control, the Company's business as a whole, directly by merger, consolidation, spin-off or similar transaction, or indirectly by purchase of the Company's voting securities or acquisition of all or substantially all of the assets of the Company.

        5.    COMPLETE AGREEMENT.    This Agreement sets forth the entire agreement of the parties hereto relating to the subject matter hereof and supersedes any other employment agreements or understandings, written or oral, between the Company and Employee. This Agreement is the final, complete and exclusive statement and expression of the agreement between Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of Company and Employee, and no term of this Agreement may be waived except in writing signed by the party waiving the benefit of such term.

        6.    NOTICE.    Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To Company:	Comfort Systems USA, Inc. 675 Bering Drive, Suite 400 Houston, Texas 77057 Attention: Law Department
To Employee:	[ADDRESS]

        Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received by means of hand delivery, delivery by Federal Express or other courier service, or by facsimile transmission. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 6.

        7.    SEVERABILITY; HEADINGS.    If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

        8.    ARBITRATION.    Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Houston, Texas, in accordance with the National Rules for the Resolution of Employment Disputes

of the American Arbitration Association ("AAA") then in effect, provided that Employee shall comply with Company's grievance procedures in an effort to resolve such dispute or controversy before resorting to arbitration, and provided further that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options or restricted stock (or cash compensation in lieu of vesting of options or restricted stock), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or Cause, or that Company has breached this Agreement in any material respect. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Company.

        9.    SECTION 409A COMPLIANCE.    This Agreement is intended to comply with Section 409A of the Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

        10.    GOVERNING LAW.    This Agreement shall in all respects be construed according to the laws of the State of Texas, to the extent not preempted by federal law.

        11.    COUNTERPARTS.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMFORT SYSTEMS USA, INC.
By:
EMPLOYEE:

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  Exhibit 10.29
Comfort Systems USA, Inc. Change in Control Agreement
R E C I T A L S
A G R E E M E N T S